Exhibit 5.6

AMENDMENT NO. 2 TO SERIES 1999-1 SUPPLEMENT

(Yamaha Motor Master Trust/Float Rate Series 1999-1)

AMENDMENT NO. 2 TO SERIES 1999-1 SUPPLEMENT (this “Amendment”), dated as of April 1, 2004, is by and among YAMAHA MOTOR RECEIVABLES CORPORATION, a Delaware corporation, as transferor (hereinafter, together with its successors and assigns in such capacity, the “Transferor”), YAMAHA MOTOR CORPORATION, U.S.A., a California corporation (“Yamaha”), as servicer (hereinafter, together with its successors and assigns in such capacity, the “Servicer”) and JPMORGAN CHASE BANK, a New York banking corporation, as trustee (hereinafter, together with its successors and assigns in such capacity, the “Trustee”).

RECITALS

WHEREAS, the Transferor, the Servicer and the Trustee have entered into that certain Series 1999-1 Supplement, dated as of June 1, 1999 (as amended by Amendment No. 1, dated as of December 7, 2000, the “Original Supplement”), to the Master Pooling and Servicing Agreement, dated as of March 1, 1994, as amended and restated by the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (as amended or supplemented from time to time, the “Pooling and Servicing Agreement”).  The Original Supplement as amended by this Amendment is referred to hereinafter as the “Supplement”;

WHEREAS, the Transferor has requested that the Transferor Subordination Event relating to the percentage of all-terrain vehicles be amended as further described below;

WHEREAS, in order to effectuate such requested amendment, the parties hereto wish to amend the Original Supplement as hereinafter provided;

NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties do hereby covenant and agree as follows:

AGREEMENT

Section 1.               Definitions.

Each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the Original Supplement.

Section 2.               Amendments to the Original Supplement.

(a)           Section 9 of the Original Supplement which specifies Article IV of the Pooling and Servicing Agreement is hereby amended by deleting the percentage “36%” in Section 4.14(d)(ii) and substituting in its place the percentage “38%”.

(b)           Any reference in the Original Supplement to “Deutsche Financial Services Corporation” shall hereby be a reference to “GE Commercial Distribution Finance Corporation” and any reference to “DFS” shall hereby be reference to “GE Commercial”.

(c)           Any reference in the Original Supplement to “The Chase Manhattan Bank” shall hereby be a reference to “JPMorgan Chase Bank”.

Section 3.               Representations and Warranties.

Each party, by executing this Amendment, hereby represents and warrants that the Person executing this Amendment on behalf of such party is duly authorized to do so, such party has full right and authority to enter into this Amendment and to consummate the transactions described in this Amendment, and this Amendment constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms.

Section 4.               Effective Date.

This Amendment shall become effective as of April 1, 2004 above upon the due execution and delivery of this Amendment by all of the parties hereto.

Section 5.               General.

(a)           Ratification of Original Amendment.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Supplement and, except as expressly modified and superseded by this Amendment, the Supplement is ratified and confirmed in all respects and shall continue in full force and effect.  The security interests and assignments granted in the Pooling and Servicing Agreement shall in no manner be waived, impaired or otherwise adversely affected hereby, and are hereby ratified and confirmed.

(b)           References; Conformed Copy of Supplement; Notice to Rating Agencies.  The Original Supplement and any all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms thereof or pursuant to the terms of the Original Supplement, as amended hereby, are hereby amended so that any reference in such agreement to the Original Supplement shall mean a reference to the Original Supplement, as amended hereby.  The parties hereby authorize Yamaha to (i) cause to be prepared a conformed copy of the Original Supplement, as amended by this Amendment (the “Conformed Supplement”) and (ii) provide notice of these amendments to the Rating Agencies.  Yamaha shall deliver a copy of the Conformed Supplement to each of the parties hereto and to the Rating Agencies.

(c)           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic transmission shall be equally effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic transmission also shall deliver promptly thereafter an original executed counterpart of this Amendment but failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(d)           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the application of choice of law principles of any jurisdiction.

(e)           Binding Agreement.  This Amendment shall be binding upon and inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Series 1999-1 Supplement to be executed as of the date and year first above written.

YAMAHA MOTOR RECEIVABLES CORPORATION, as Transferor

By:	/s/ Russell D. Jura
Name:	Russell D. Jura
Title:	Assistant Secretary

YAMAHA MOTOR CORPORATION, U.S.A., as Servicer

By:	/s/ Takuya Watanabe
Name:	Takuya Watanabe
Title:	Senior Vice President

JPMORGAN CHASE BANK, as Trustee

By:	/s/ Michael A. Smith
Name:	Michael A. Smith
Title:	Vice President